Exhibit 99.1

Warren Resources Announces

Relocation of Corporate Headquarters

to Denver, Colorado

Company plans to close New York City and Roswell, New Mexico offices

NEW YORK, September 30, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (NASDAQ: WRES) today announced that the corporate headquarters will be relocated to its pre-existing Denver, Colorado office effective immediately. In addition, the Company will close its New York City and Roswell, New Mexico offices, with the transition and elimination of affected personnel and offices expected to begin in the fourth quarter and be completed by March 31, 2016. Warren expects this consolidation of offices will create both financial and organizational efficiencies by centralizing Company management and streamlining operations. The Company expects one-time costs associated with this consolidation of offices and personnel will be approximately $1.5 million, and that the Company will realize G&A savings in the range of $1.5 million per year as a result of this consolidation thereafter.

Additionally, interim Chairman Dominick D’Alleva will assume the title of permanent Chairman of the Board. Warren is also in the process of the search for a permanent CEO to replace interim CEO Lance Peterson.

In announcing the decision, Mr. D’Alleva commented, “New York has proudly served as the headquarters for Warren Resources since the Company’s founding in 1990. In addition, with our recent Marcellus acquisition and establishment of our Denver office, a significant amount of the Company’s business is now being conducted in the Denver office. We have an extremely talented team in Denver that not only operates the Marcellus Business Unit, but also has taken an active role in operating  our Wyoming and California Business Units”. Mr. D’Alleva continued, “Warren has taken impactful steps over the past nine months to create liquidity, right size capital budgets, become more efficient by reducing costs and also optimizing production in its business units.  I commend our current leadership and all employees for their commitment to the current and future success of Warren Resources. The initiatives announced today will continue our goal to create a more efficient, focused Company.”

Mr. D’Alleva added, “We are in the process of reviewing a number of qualified candidates to assume the role of CEO. We look forward to announcing this appointment upon completion of our review process.”

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and a significant undeveloped acreage position in the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:	Ray Deacon
212-697-9660